UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Dated of Report (Date of Earliest Event Reported): December 11, 2014

of

ARRIS GROUP, INC.

A Delaware Corporation

IRS Employer Identification No. 46-1965727

Commission File Number 000-31254

3871 Lakefield Drive

Suwanee, Georgia 30024

(678) 473-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Matters

On December 11, 2014, the Delaware Court of Chancery (the “Court”) issued an order granting preliminary approval of the agreement of the parties (the “Proposed Dismissal”) to dismiss as moot all claims in the derivative action styled The Fire and Police Pension Fund, San Antonio v. Robert J. Stanzione et. al., C.A. No. 10078-VCG (the “Derivative Action”). The Derivative Action alleges breaches of fiduciary duty by members of the Board of Directors of ARRIS Group, Inc. (the “Company”) in connection with the approval of certain provisions in the Company’s credit facility. The credit facility was subsequently amended by the Company to delete the provisions that were the subject of the Derivative Action. Under the terms of the Proposed Dismissal, no damages will be awarded. Plaintiff’s counsel intends to make an application to the Court for an award of fees and expenses in an amount not to exceed $750,000. The Company reserves the right to oppose this fee application. Any fees and expenses awarded by the Court will be paid by the Company. A hearing to determine whether the Court should issue an order granting final approval of the Proposed Dismissal or award fees and expenses to plaintiff’s counsel has been scheduled for February 11, 2015, at 1:00 p.m. at the Delaware Court of Chancery in Georgetown, Delaware. Pursuant to the Court’s order, any objections to any aspects of the Settlement must be filed with the Court no later than January 26, 2015. There can be no assurance that the Proposed Dismissal ultimately will be approved by the Court.

Additional information concerning the terms of the proposed Settlement, the February 11, 2015 hearing, and the requirements for objections can be found in the Notice of Proposed Dismissal of Class Action and Plaintiff’s Fee Application (the “Notice”), which is attached hereto as Exhibit 99.1 and is available for viewing on the Company’s website at www.arrisi.com. The information on the Company’s website is not a part of this Current Report and is not incorporated herein by reference.

Item 9.01	Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Notice of Proposed Dismissal of Class Action and Plaintiff’s Fee Application

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARRIS Group, Inc.

By:	/s/ David B. Potts
David B. Potts
Executive Vice President and Chief Financial Officer

Dated: December 12, 2014